CREDIT AGREEMENT


                             among



                   NORTHWESTERN CORPORATION,

                          as Borrower


      The Several Lenders from Time to Time Parties Hereto

                              and


               CANADIAN IMPERIAL BANK OF COMMERCE

                            as Agent






                   Dated as of June 10, 1999




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                       TABLE OF CONTENTS

                                                             Page

ARTICLE 1.  DEFINITIONS                                         1
     1.1   Defined Terms                                        1
     1.2   Other Definitional Provisions                       17

ARTICLE 2.  AMOUNT AND TERMS OF COMMITMENTS                    18
     2.1   Commitment                                          18
     2.2   Notes                                               18
     2.3   Procedure for Borrowing                             19
     2.4   Commitment Fee; Administrative Fee                  19
     2.5   Optional and Mandatory Termination or Reduction     19
     2.6   Optional and Mandatory Prepayments                  20
     2.7   Conversion and Continuation Options                 21
     2.8   Maximum Amounts of Tranches                         21
     2.9   Interest Rates; Default Rate Payment Dates          21
     2.10  Computation of Interest and Fees                    22
     2.11  Inability to Determine Interest Rate                22
     2.12  Pro Rata Treatment and Payments; Funding Reliance   23
     2.13  Illegality                                          24
     2.14  Requirements of Law                                 24
     2.15  Taxes                                               25
     2.16  Indemnity                                           27
     2.17  Discretion of Lender as to Manner of Funding        28
     2.18  Change of Lending Office; Replacement Lender        28
     2.19  Extension Election                                  28
     2.20  Expansion Facility                                  30

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES                     30
     3.1   Financial Condition                                 30
     3.2   No Change                                           31
     3.3   Corporate Existence; Compliance with Law            31
     3.4   Corporate Power; Authorization; Enforceable
           Obligations                                         31
     3.5   No Legal Bar                                        32
     3.6   No Material Litigation                              32
     3.7   No Default                                          32
     3.8   Ownership of Property; Liens                        32
     3.9   Intellectual Property                               32
     3.10  No Burdensome Restrictions                          32
     3.11  Taxes                                               32
     3.12  Margin Stock                                        33
     3.13  ERISA                                               33
     3.14  Holding Company; Investment Company Act; Other
           Regulations                                         33
     3.15  Purpose of Loans                                    34
     3.16  Environmental Matters                               34
     3.17  Insurance                                           34
     3.18  Accuracy and Completeness of Information            34
     3.19  Leaseholds, Permits, etc                            35
     3.20  Year 2000                                           35

ARTICLE 4.  CONDITIONS PRECEDENT                               36
     4.1   Conditions to Initial Loans                         36
     4.2   Conditions to Each Loan                             37

ARTICLE 5.  AFFIRMATIVE COVENANTS                              38
     5.1   Financial Statements                                38
     5.2   Certificates; Other Information                     39
     5.3   Payment of Obligations                              39
     5.4   Maintenance of Existence                            40
     5.5   Maintenance of Property; Insurance                  40
     5.6   Inspection of Property; Books and Records;
           Discussions                                         40
     5.7   Notices                                             40
     5.8   Environmental Laws                                  41
     5.9   ERISA                                               41
     5.10  Use of Proceeds                                     41
     5.11  Year 2000                                           41
     5.12  Margin Stock                                        42

ARTICLE 6.  NEGATIVE COVENANTS                                 42
     6.1   Financial Covenants                                 42
     6.2   Limitation on Fundamental Changes                   42
     6.3   Limitation on Transactions with Affiliates          42
     6.4   Limitation on Liens                                 43

ARTICLE 7.  EVENTS OF DEFAULT                                  43
     7.1   Events of Default                                   43

ARTICLE 8.  THE AGENT                                          45
     8.1   Appointment                                         45
     8.2   Delegation of Duties                                46
     8.3   Exculpatory Provisions                              46
     8.4   Reliance by Agent                                   46
     8.5   Notice of Default                                   46
     8.6   Non-Reliance on Agent and Other Lenders             47
     8.7   Indemnification                                     47
     8.8   Agent in Its Individual Capacity                    48
     8.9   Successor Agent                                     48

ARTICLE 9.  MISCELLANEOUS                                      48
     9.1   Amendments and Waivers                              48
     9.2   Notices                                             49
     9.3   No Waiver; Cumulative Remedies                      49
     9.4   Survival of Representations and Warranties          50
     9.5   Payment of Expenses and Taxes; Indemnification      50
     9.6   Successors and Assigns; Participations and
           Assignments                                         50
     9.7   Adjustments; Setoff                                 52
     9.8   Confidentiality                                     53
     9.9   Effectiveness                                       53
     9.10  Counterparts                                        53
     9.11  Severability                                        54
     9.12  Integration                                         54
     9.13  GOVERNING LAW                                       54
     9.14  Submission To Jurisdiction; Waivers                 54
     9.15  Acknowledgments                                     55
     9.16  Waivers of Jury Trial                               55





                     EXHIBITS AND SCHEDULES

Exhibit A      Form of Note
Exhibit B-1    Form of Notice of Borrowing
Exhibit B-2    Form of Notice of Conversion
Exhibit C      Form of Closing Certificate
Exhibit D      Form of Commitment Transfer Supplement
Exhibit E      Form of Compliance Certificate
Exhibit F      Form of Opinion
Schedule I     Lending Offices of Lender
Schedule 3.4   Required Consents of Governmental Authorities
Schedule 3.6   Litigation
Schedule 3.8   Exceptions to Title to Borrower's Properties
Schedule 3.11  Taxes
Schedule 3.13  ERISA
Schedule 3.14  Regulations Limiting Indebtedness
Schedule 6.3   Transactions with Affiliates

         CREDIT AGREEMENT, dated as of June 10, 1999, between NORTHWESTERN CORPORATION, a Delaware corporation (the 'Borrower'), the several banks and other financial institutions from time to time party hereto (the 'Lenders') and CANADIAN IMPERIAL BANK OF COMMERCE, as agent for the Lenders hereunder (the 'Agent').

                     PRELIMINARY STATEMENT

          The Borrower desires that the Lenders make revolving credit loans in an aggregate principal amount not to exceed $250,000,000, subject to the satisfaction of the conditions set forth herein, which loans will be used for general corporate purposes including, without limitation, (a) for working capital,
(b) to provide liquidity and credit support for commercial paper to be issued by the Borrower, (c) to repay outstanding Indebtedness, (d) to fund capital expenditures and (e) to fund acquisitions. The Lenders are willing to provide such loans, subject to the terms and conditions set forth herein.

          In consideration of the foregoing premises and the mutual covenants herein contained and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:


                    ARTICLE 1.  DEFINITIONS

          1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

          'Acceptable Order' shall mean an order of the FERC in form and substance reasonably acceptable to the Agent granting the application of the Borrower encaptioned 'Application for Authorization of the Issuance of Securities and Authorization for Exemption from Competitive Bidding and Negotiated Offer Requirements', which application was submitted to the FERC on June 8, 1999 under Docket No. ES99-41-000.

          'Affected Lender' shall have the meaning ascribed thereto in Section 2.18.

          'Affiliate' shall mean, as to any Person, any other Person which, directly or indirectly, is in control of (including all directors and officers of such Person), is controlled by, or is under common control with, such Person. For purposes of this definition, 'control' of a Person shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by ownership of voting securities, by contract or otherwise.

          'Agent' shall have the meaning ascribed thereto in the heading hereto and shall include such other Lender or finan cial institution as shall have subsequently been appointed as the successor Agent pursuant to Section 8.9.

          'Agreement' shall mean this Credit Agreement, as amended, supplemented or otherwise modified from time to time.
          'Alternate Base Rate' shall mean, on any particular date, a rate of interest per annum equal to the higher of:

          (a) the rate of interest most recently announced by CIBC-Bank at its Domestic Lending Office as its prime rate (which rate is not necessarily intended to be the lowest rate of interest charged by CIBC-Bank in connection with extensions of credit); and

          (b)  the Federal Funds Rate for such date plus 0.50%.

          'Alternate Base Rate Loans' shall mean Loans the rate of interest applicable to which is based upon the Alternate
     Base Rate.

          'Applicable Margin' (a) for each loan that bears interest at the Eurodollar Rate, the basis points (1 basis point equaling 0.01%) per annum set forth below in the columns identified as Level I, Level II, Level III or Level IV below, opposite the rate applicable to such Loan based on the percentage of the Commitment that, after giving effect to such Loans, has been drawn.


              Level I      Level II    Level III     Level IV

S&P          A- or above  BBB+         BBB          BBB- or
                                                    below

Moody's      A3 or above  Baa1         Baa2         Baa3 or
                                                    below

Eurodollar   50 bp        60 bp        70 bp        80 bp
Rate
< 33.3% of
Commitment
Drawn

> 33.3% of   60 bp        70 bp        80 bp        90 bp
the
Commitment
Drawn but <
66.6% drawn

> 66.6% of   70 bp        80 bp        90 bp        100 bp
the
Commitment
Drawn


     The applicable Level shall be determined based upon the rating on the Borrower's long-term unsecured indebtedness for borrowed money as determined by S&P and Moody's (or any generally recognized successor to S&P and Moody's); provided that (i) if the ratings of S&P and Moody's on such indebtedness are at different levels, the Applicable Margin shall be determined on the basis of the lower of the two ratings and (ii) if neither S&P nor Moody's (or any generally recognized successor to S&P and Moody's) is then rating such indebtedness the Applicable Margin shall be that corresponding to Level IV.

     (b)  for each Loan that bears interest at the Alternate Base
Rate, 0 basis points.

     The Applicable Margin shall be increased or decreased in accordance with the definition upon any change in the applicable ratings, and such increased or decreased Applicable Margin shall be effective from the date of announcement of such new ratings by S&P or Moody's, as applicable.

          'Assignee' shall have the meaning ascribed thereto in
     Section 9.6(c).

          'Available Commitment' means, on any date, the excess of (a) the Commitment as of such date, over (b) the aggregate principal amount of all Loans outstanding as of such date.

          'Borrower' shall have the meaning ascribed thereto in the heading hereto.

          'Borrowing Date' shall mean any Business Day specified in a notice pursuant to Section 2.3 as a date on which the Borrower requests that the Lenders make Loans hereunder.

          'Business' shall have the meaning ascribed thereto in
     Section 3.16(b).

          'Business Day' shall mean (a) a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and
     (b) with respect to the date of

               (i)  making or continuing any Loans as, or
          converting any Loans from or into, Eurodollar Loans,

               (ii) making any payment or prepayment or principal of or payment of interest on any portion of the principal amount of any Loans being maintained as Eurodollar Loans, or

               (iii)     the Borrower giving any notice (or the
          number of Business Days to elapse prior to the effectiveness thereof) in connection with any matter referred to in the immediately preceding clause (b)(i) or (b)(ii),

     any such day on which dealings in Dollars are also carried on in the interbank market in London, England.

          'Capital Stock' shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

          'Change of Control' shall mean the occurrence of any of the following:

          (a) any Person or 'group' (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of
     1934) (i) shall have acquired beneficial ownership of 40% or more of the aggregate outstanding classes of Capital Stock having voting power in the election of directors of the Borrower or (ii) shall obtain the power (whether or not exercised) to elect a majority of the Borrower's directors;

          (b) a majority of the persons who comprised the Board of Directors of the Borrower on the Closing Date shall be replaced, unless such replacement shall have been approved by at least two-thirds of the Board of Directors of the Borrower then still in office who either were members of such Board of Directors on the Closing Date or whose election as a member of such Board of Directors was previously so approved; or

          (c)  the Borrower shall be liquidated or dissolved.

          'CIBC-Bank' shall mean Canadian Imperial Bank of Commerce, a Canadian chartered bank, or one or more of its agencies, branches or affiliates it its or their respective capacity or capacities, as the case may be, as a Lender or Lenders hereunder.

          'Closing Date' shall mean the date on which the conditions precedent set forth in Section 4.1 shall be satisfied or waived.

          'Code' shall mean the Internal Revenue Code of 1986, as amended from time to time.

          'Commitment' shall mean, as to any Lender, the obligation of such Lender to make Loans to the Borrower in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule I, as such amount may be reduced from time to time pursuant to this Agreement. As of the Closing Date, the aggregate amount of the Commitments shall be equal to $170,000,000.

          'Commitment Fee' shall mean with respect to any Lender, a fee that shall be payable on the average daily Available Commitment from time to time at the basis points per annum (1 basis point equaling 0.01%) set forth below in the columns identified as Level I, Level II, Level III or Level IV.


              Level I      Level II    Level III     Level IV

S&P           A- or       BBB+         BBB          BBB- or
              above                                 below

Moody's       A3 or       Baa1         Baa2         Baa3 or
              above                                 below

Commitment    10 bp       15 bp        20 bp        25 bp
Fee

     The applicable Level shall be determined based upon the ratings on the Borrower's long-term unsecured indebtedness for borrowed money as determined by S&P and Moody's (or any generally recognized successor to S&P and Moody's); provided that (i) if the ratings of S&P and Moody's on such indebtedness are at different levels, the Commitment Fee shall be determined on the basis of the lower of the two ratings and (ii) if neither S&P nor Moody's (or any generally recognized successor to S&P and Moody's) is then rating such indebtedness, then the Applicable Margin shall be determined on the basis of the lower of the two ratings and (iii) if neither S&P nor Moody's (or any generally recognized successor to S&P and Moody's) is then rating such indebtedness, then the Commitment Fee shall be that corresponding to Level IV.

     The Commitment Fee shall be increased or decreased in accordance with this definition upon any change in the applicable ratings, and such increased and decreased ratings shall be effective from the date of the announcement of such new ratings by S&P and Moody's, as applicable.

          'Commitment Percentage' shall mean, as to any Lender, at any time, the percentage which such Lender's Commitment then constitutes of the aggregate Commitment.

          'Commitment Period' shall mean the period from and including the Closing Date to, but not including, the Termination Date, or such earlier date on which the Commitment shall terminate as provided herein.

          'Commitment Termination Date' shall mean June 10, 2000; provided that upon receipt of an Acceptable Order (a) the Borrower may elect to extend such date to June 10, 2002, or (b) the Borrower may elect to further extend such date pursuant to Section 2.19.

          'Commitment Transfer Supplement' shall have the meaning ascribed thereto in Section 9.6(c).

          'Commonly Controlled Entity' shall mean an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

          'Compliance Certificate' shall have the meaning ascribed thereto in Section 5.2(b).

          'Consolidated Subsidiary' shall mean, at any time, any Subsidiary or other Person the accounts of which are consolidated with the Borrower in its consolidated financial statements as of such time.

          'Contractual Obligation' shall mean as to the Borrower or any Subsidiary, any provision of any security issued by the Borrower or any Subsidiary or of any agreement, instrument or other undertaking to which the Borrower or any Subsidiary is a party or by which it or any of its property is bound.

          'Default' shall mean any of the events specified in
     Section 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          'Dollars' and '$' shall mean dollars in lawful currency of the United States of America.

          'Domestic Lending Office' shall mean, initially, the office of each Lender designated as such in Schedule I (or designated pursuant to a Commitment Transfer Supplement), and thereafter, such other office of such Lender, if any, which shall be making or maintaining Alternate Base Rate Loans as may be designated from time to time by notice from such Lender to the Borrower and the Agent.

          'Environmental Laws' shall mean any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning public health, public and workplace safety or protection of the environment, as now or may at any time hereafter be in effect.

          'ERISA' shall mean the Employee Retirement Income
     Security Act of 1974, as amended from time to time.

          'Eurodollar Base Rate' shall mean with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period and appearing on Page 3750 of the Telerate screen at or about 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period or, if such rate does not appear on such page or otherwise on such service, such rate shall be determined by reference to such other publicly available service for displaying Eurodollar rates as may be agreed between the Agent and the Borrower or, in the absence of such agreement, the 'Eurodollar Base Rate' shall be the rate of interest per annum equal to the average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the rates per annum at which Dollar deposits in immediately available funds are offered by CIBC-Bank to prime international banks in the offshore dollar market at or about 11:00 a.m., New York time, two Business Days prior to the beginning of such Interest Period for delivery on the first day of such Interest Period, and in an amount approximately equal to the amount of the CIBC-Bank Eurodollar Loan and for a period approximately equal to such Interest Period.

          'Eurodollar Loans' shall mean Loans the rate of interest applicable to which is based upon the Eurodollar
     Rate.

          'Eurodollar Office' shall mean, initially, the office of each Lender designated as such in Schedule I (or designated pursuant to a Commitment Transfer Supplement), and thereafter, such other office of such Lender, if any, which shall be making or maintaining Eurodollar Loans as may be designated from time to time by notice from such Lender to the Borrower and the Agent.

          'Eurodollar Rate' shall mean with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):


                     Eurodollar Base Rate

           1.00 - Eurodollar Reserve Requirements

          'Eurodollar Reserve Requirements' shall mean, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as 'Eurocurrency Liabilities' in Regulation D of such Board) maintained by a member bank of such System.

          'Event of Default' shall mean any of the events specified in Section 7.1; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          'Expansion Commitments' shall have the meaning ascribed thereto in Section 2.20.

          'Expansion Facility Amendment' shall have the meaning ascribed thereto in Section 2.20.

          'Expansion Loans' shall have the meaning ascribed thereto in Section 2.20.

          'Extending Lender' shall have the meaning ascribed thereto in Section 2.19.

          'Extension Election' shall have the meaning ascribed thereto in Section 2.19.

          'FDIC' shall mean the Federal Deposit Insurance
     Corporation or any successor thereto.

          'Federal Funds Rate' shall mean for any particular date, an interest rate per annum equal to the interest rate offered in the interbank market to the Lenders as the overnight Federal Funds Rate at or about 10:00 a.m., New York City time, on such day (or, if such day is not a Business Day, on the next preceding Business Day).

          'Fee Letter' shall mean the letter from the Agent to the Borrower dated March 16, 1999.

          'FERC' shall mean the Federal Energy Regulatory
     Committee.

          'Financing Lease' shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

          'Funded Debt' shall mean, as of any date of determination, the sum of all Indebtedness of the Borrower and each of its Consolidated Subsidiaries (without duplication) other than (i) Indebtedness of the type described in clause (f) of the definition thereof and (ii) Non-recourse Debt.

          'GAAP' shall mean generally accepted accounting principles in the United States of America as in effect from time to time consistent with those utilized in preparing the audited financial statements referred to in Section 3.1; provided that in the event that any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions) results in a change in the calculation of any of the financial covenants hereunder, the Required Lenders and the Borrower will in good faith enter into negotiations in order to reevaluate such financial covenants in light of such change; and provided further that this provision shall not operate as a waiver of any right, remedy, power or privilege available to any Lender under any provision of any Loan Document or pursuant to any applicable law.

          'Governmental Authority' shall mean any national government (United States or foreign), any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          'Guarantee Obligation' shall mean as to any Person (the 'guaranteeing person'), any obligation of the guaranteeing person (including, without limitation, any reimbursement, counter-indemnity or similar obligation), guaranteeing or in effect guaranteeing any Indebtedness, lease, dividend or other similar obligation (the 'primary obligation') of any other third Person (other than any Consolidated Subsidiary) (the 'primary obligor') in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, liquidity or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include (x) obligations payable by their terms solely in Capital Stock of the Borrower, and (y) endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

          'Hedging Agreements' shall mean (a) any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement under which the Borrower is a party or a beneficiary and (b) any other agreement or arrangement designed to limit or eliminate the risk and/or exposure of the Borrower to fluctuations in currency exchange rates.

          'Indebtedness' of any Person at any date shall mean,
     (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all outstanding reimbursement obligations of such Person in respect of outstanding letters of credit, acceptances and similar obligations issued or created for the account of such Person, (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (f) liabilities arising under Hedging Agreements (other than interest rate caps) of such Person and (g) all Guarantee Obligations of such Person.

          'Indenture' shall mean the General Mortgage Indenture and Deed of Trust dated as of August 1, 1993 between the Borrower and The Chase Manhattan Bank, as trustee.

          'Insolvency' shall mean with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          'Insolvent' shall mean pertaining to a condition of Insolvency.

          'Intellectual Property' shall have the meaning set ascribed thereto in Section 3.9.

          'Interest Payment Date' shall mean (a) as to any Alternate Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

          'Interest Period' with respect to any Eurodollar Loan shall mean:

               (a)  initially, the period commencing on the
          borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion, as the case may be, given with respect thereto; and

               (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

     provided that, the foregoing provisions relating to Interest
     Periods are subject to the following:

               (i)  if any Interest Period pertaining to a
          Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

               (ii) any Interest Period that would otherwise extend beyond the Termination Date, shall end on the Termination Date or such date of final payment, as the case may be;

               (iii) any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

               (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

          'Lien' shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction, other than any such filing in connection with any true lease or operating lease).

          'Loan Documents' shall mean this Agreement and each other agreement, instrument or certificate executed and delivered to the Lenders pursuant hereto including, without limitation, the Notes, and the Fee Letter.

          'Loans' shall have the meaning ascribed thereto in
Section 2.1.

          'Material Adverse Effect' shall mean (a) (i) in all instances other than Section 4.1(k) a material adverse effect on the business, operations, property, or condition (financial or otherwise) of the Borrower and its Consolidated Subsidiaries (taken as a whole) and (ii) solely in the case of Section 4.1(k) a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Borrower or any Material Subsidiary or
     (b) any adverse effect on the validity or enforceability of this Agreement, any of the Notes or any of the other Loan Documents, or the rights or remedies of the Agent or the Lenders hereunder or thereunder.

          'Mandatory Redeemable Stock' shall mean, with respect to any Person, any share of such Person's Capital Stock, to the extent that it is (a) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any Indebtedness or other liability, obligation, covenant or duty of or binding upon, or any term or condition to be observed by or binding upon such Person or any of its assets, (i) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (ii) at the option of any other Person or (iii) upon the occurrence of a condition not solely within the control of such Person such as a redemption required to be made utilizing future earnings or (b) convertible into Capital Stock which has the features set forth in clause (a).

          'Material Subsidiary' shall mean, as at any time of determination, each present or future Subsidiary of the Borrower other than any Subsidiary which as at the end of the fiscal quarter immediately preceding such time of determination, shall have a net worth (calculated as the stockholder's equity of such Subsidiary less any Mandatory Redeemable Stock and disregarding any liabilities of such Subsidiary to an Affiliate) equal to or less than 10% of the Net Worth of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal quarter, or net income equal to or less than 10% of the Net Income of the Borrower and its Consolidated Subsidiaries for the four fiscal quarter period ending at the end of such fiscal quarter.

          'Materials of Environmental Concern' shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

          'Moody's' shall mean Moody's Investors Service, Inc.

          'Multiemployer Plan' shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          'Net Income' for any period shall mean, net income (or deficit) of the Borrower and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

          'Net Worth' shall mean for any date the sum of shareholders' equity and preferred stock, preference stock and preferred securities of the Borrower and its Consolidated Subsidiaries on such date, in each case as described in the consolidated financial statements of the Borrower.

          'Non-Approving Lender' shall have the meaning ascribed thereto in Section 2.19.

          'Non-Excluded Taxes' shall have the meaning ascribed thereto in Section 2.15.

          'Non-Recourse Debt' shall mean any Indebtedness as to which the Borrower does not have any direct or indirect liability whether as primary obligor, guarantor, surety, provider of collateral security or through any other right or arrangement of any nature (including any election by the holder of such indebtedness) providing direct or indirect assurance of payment or performance of any such obligations in whole or in part (other than direct or indirect liability which by its terms may be payable solely in Capital Stock of the Borrower).

          'Note' shall have the meaning ascribed thereto in
Section 2.2.

          'Notice of Borrowing' shall have the meaning ascribed thereto in Section 2.3.

          'Notice of Conversion' shall have the meaning ascribed thereto in Section 2.7.

          'Obligations' shall mean the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Subsidiary, as applicable, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and whether the Agent, for the benefit of the Lenders, is oversecured or undersecured with respect to such Loans) the Notes and all other obligations and liabilities of the Borrower to the Agent and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Notes, the other Loan Documents or any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Agent or the Lenders that are required to be paid by the Borrower pursuant to the terms of the Credit Agreement, any other Loan Document) or otherwise.

          'Participant' shall have the meaning ascribed thereto in Section 9.6(b).

          'PBGC' shall mean the Pension Benefit Guaranty
     Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto.

          'Permitted Liens' shall mean

          (a) inchoate Liens for taxes, assessments or governmental charges or levies or Liens for taxes, assessments, governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Consolidated Subsidiaries, as the case may be, in conformity with GAAP;

          (b) statutory Liens of carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

          (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

          (d) deposits securing liability to insurance carriers under insurance or self-insurance arrangements, and deposits to secure true leases in the ordinary course;

          (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and landlords' Liens which, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower;

          (f) any attachment or judgment Lien not constituting an Event of Default under Section 7.1(h);

          (g) Liens to secure Non-Recourse Debt of the Borrower or any Consolidated Subsidiary;

          (h) Liens under the Indenture, as such Indenture may be amended or supplemented from time to time;

          (i) Liens created in connection with the acquisition by the Borrower or any Consolidated Subsidiary of assets and the continuation of such Liens in connection with any refinancing of the Indebtedness secured by such Liens; provided that such Liens are limited to the assets so acquired;

          (j) Liens on the assets and/or rights to receive income of any Person that exist at the time such Person becomes a Consolidated Subsidiary and the continuation of such Liens in connection with any refinancing or restructuring of the obligations secured by such Liens;

          (k) any Lien vested in any licensor or permitter for obligations or acts to be performed, the performance of which obligations or acts is required under licenses or permits, so long as the performance of such obligations or acts is not delinquent or is being contested in good faith and by appropriate proceedings;

          (l) any controls, restrictions, obligations, duties or other burdens imposed by any federal, state, municipal or other law, or by any rule, regulation or order of any Governmental Authority, upon any property of the Borrower or the operation or use thereof or upon the Borrower with respect to any of its property or the operation or use thereof or with respect to any franchise, grant, license, permit or public purpose requirement, or any rights reserved to or otherwise vested in any Governmental Authority to impose any such controls, restrictions, obligations, duties or other burdens;

          (m) Liens granted on air or water pollution control, sewage or solid waste disposal, or other similar facilities of the Borrower in connection with the issuance of pollution control revenue bonds, in connection with financing the cost of, or the construction or acquisition of, such facilities;

          (n) any right which any Governmental Authority may have by virtue of any franchise, license, contract or statute to purchase, or designate a purchaser of or order the sale of, any property of the Borrower upon payment of cash or reasonable compensation therefor or to terminate any franchise, license or other rights or to regulate the property and business of the Borrower.

          (o) party-wall agreements and agreements for and obligations relating to the joint or common use of property owned solely by the Borrower or owned by the Borrower in common or jointly with one or more parties;

          (p) liens securing indebtedness incurred by a Person, other than the Borrower which indebtedness has been neither assumed nor guaranteed by the Borrower nor on which it customarily pays interest, existing on property which the Borrower owns jointly or in common with such Person or such Person and others, if there is a bar against partition of such property which would preclude the sale of such property by such other Person or the holder of such lien without the consent of the Borrower.

          (q)  Prepaid Liens; and

          (r)  Liens existing on the date hereof.

          'Person' shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          'Plan' shall mean at a particular time, any employee benefit plan which is defined in Section 3(2) of ERISA and in respect of which the Borrower or any Subsidiary is, an 'employer' as defined in Section 3(5) of ERISA, other than a Multiemployer Plan.

          'Prepaid Lien' shall mean any Lien securing
     Indebtedness for the payment of which money in the necessary amount (taking into consideration the amount of income reasonably projected to be earned on such amount) shall have been irrevocably deposited in trust with a trustee or other holder of such Lien; provided, however, that if such Indebtedness is to be redeemed or otherwise prepaid prior to the stated maturity thereof, any notice requisite to such redemption or prepayment shall have been given in accordance with the mortgage or other instrument creating such Lien or irrevocable instructions to give such notice shall have been given to such trustee or other holder.

          'Properties' shall have the meaning ascribed thereto in
     Section 3.16(a).

          'Register' shall have the meaning ascribed thereto in
     Section 9.6(d).

          'Regulation U' shall mean Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time, or any successor regulation.

          'Reorganization' shall mean with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          'Replacement Extending Lender' shall have the meaning ascribed thereto in Section 2.19.

          'Replacement Lender' shall have the meaning ascribed thereto in Section 2.18.

          'Reportable Event' shall mean any of the events set forth in section 4043(c) of ERISA other than those events for which the notice requirement has been waived under applicable regulations.

          'Required Lenders'  shall mean Lenders whose Commitment
     Percentages aggregate at least 51% of the Commitments then outstanding.

          'Requirement of Law' as to any Person shall mean the articles of organization and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          'Responsible Officer' shall mean, with respect to a Person, the chairman of the board of directors, the chief executive officer or the president of such Person or, with respect to financial matters, the chief financial officer of such Person.

          'S&P' shall mean Standard & Poor's Rating Group, a division of The McGraw-Hill Companies, Inc.

          'SEC' shall mean the Securities and Exchange
     Commission.

          'SEC Reports' shall mean the reports filed by the Borrower with the SEC on Form 10-K, Form 10-Q or Form 8-K or any successor Form.

          'Single Employer Plan' shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          'Special Purpose Subsidiary' shall mean a direct or indirect Subsidiary of the Borrower, formed solely for the purpose of acquiring and owning certain assets and issuing Indebtedness which is secured solely by such assets and as to which the Borrower and each other Subsidiary has no Guarantee Obligation or other liability or obligation to contribute additional equity or for which the Borrower or any other Subsidiary has general partner liability or other derivative liability by operation of law or contract. The term 'Special Purpose Subsidiary' shall also include any Subsidiary whose assets consist solely of equity interests in another Special Purpose Subsidiary.

          'Subsidiary' shall mean a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the occurrence of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise expressly stated herein all references to any Subsidiary are to direct or indirect subsidiaries of the Borrower.

          'Super Majority Lenders' shall mean Lenders whose
     Commitment Percentages aggregate at least 66 _% of the Commitments then outstanding.

          'Tangible Net Worth' shall mean the excess of (a) the assets of the Borrower and its Consolidated Subsidiaries (excluding intercompany items) which, in accordance with GAAP, are tangible assets, after deducting adequate reserves in each case where, in accordance with GAAP, a reserve is proper, over (b) all liability of the Borrower and its Consolidated Subsidiaries (excluding intercompany items as determined in accordance with GAAP); provided that in no event shall there be included as tangible assets patents, trademarks, trade names, copyrights, licenses, goodwill, deferred charges (other than assets classified as deferred charges under FAS 71) or treasury stock or any securities issued by or any liabilities of the Borrower or any Subsidiary.

          'Termination Date' shall mean June 10, 2000; provided that upon receipt of an Acceptable Order (a) the Borrower may elect to extend such date to June 10, 2002, or (b) the Borrower may elect to further extend such date pursuant to
     Section 2.19.

          'Total Capital' shall mean on any date (a) Funded Debt on such date plus (b) the sum of (i) stockholders' equity and (ii) preferred stock, preference stock and preferred securities of the Borrower and its Consolidated Subsidiaries on such date, in each case as described in the consolidated financial statements of the Borrower.

          'Tranche' shall mean the collective reference to Eurodollar Loans, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

          'Transferee' shall have the meaning ascribed thereto in
     Section 9.6(f).

          'Type' shall mean as to any Loan, its nature as an Alternate Base Rate Loan or a Eurodollar Loan.

          'Year 2000 Problem' shall mean the risk that computer application used by the Borrower or its Subsidiaries (and in each case its material service suppliers, key vendors and significant customers) may be unable to recognize and perform properly date-sensitive functions involving certain data prior to, and any date after, December 31, 1999.

          1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have their respective defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

          (b)  As used herein, in the Notes and in any
certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower or any Subsidiary not defined in Section 1.1 and accounting terms partly defined in
Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words 'hereof', 'herein' and 'hereunder' and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.


          ARTICLE 2.  AMOUNT AND TERMS OF COMMITMENTS

          2.1 Commitment. (a) Subject to the terms and conditions hereof, each Lender agrees to make (i) revolving credit loans ('Loans') to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed such Lender's Commitment; provided, that no Lender shall be permitted or required to make any Loan if after giving effect thereto

               (x) the aggregate outstanding principal amount of Loans made by such Lender would exceed such Lender's
     Commitment; or

               (y) the aggregate outstanding principal amount of the Loans made by all the Lenders would exceed the Commitment.

Subject to the foregoing, during the Commitment Period, the Borrower may use the Commitment by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Subject to Section 2.19, the Commitment shall terminate on the Commitment Termination Date.

          (b) The Loans may from time to time be (i) Eurodollar Loans, (ii) Alternate Base Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Agent in accordance with Section 2.3; provided that no Loan shall be made as a Eurodollar Loan (i) prior to the date an Acceptable Order is delivered by the Borrower to the Agent or (ii) after the day that is one month prior to the Termination Date.

          2.2 Notes. The Loans made by each Lender shall be evidenced by one or more promissory notes of the Borrower, each substantially in the form of Exhibit A, with appropriate insertions as to payee, date and principal amount (a 'Note'), payable to the order of such Lender and in a principal amount equal to the lesser of (i) the amount of the initial Commitment of such Lender and (ii) the aggregate unpaid principal amount of all Loans made by such Lender. Each Lender is hereby authorized to record the date, Type and amount of each Loan made by it, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto, on the schedule annexed to and constituting a part of its Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded absent manifest error. Each Note shall (i) be dated the Closing Date, (ii) be stated to mature on the Termination Date and (iii) provide for the payment of interest in accordance with Section 2.9.

          2.3 Procedure for Borrowing. The Borrower may borrow under the Commitment during the Commitment Period on any Business Day; provided that the Borrower shall give the Agent an irrevocable notice substantially in the form of Exhibit B-1 (a 'Notice of Borrowing') (which notice must be received by the Agent prior to 10:00 a.m., New York City time, (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Loans are to be Eurodollar Loans, or (b) two Business Days prior to the requested Borrowing Date, if none of the requested Loans are to be Eurodollar Loans), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date,
(iii) whether the borrowing is to be of Eurodollar Loans, Alternate Base Rate Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the amounts of such Eurodollar Loans and the lengths of the initial Interest Periods therefor. Each borrowing under the Commitment shall be in an amount equal to (x) in the case of Alternate Base Rate Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then Available Commitment is less than $5,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Agent for the account of the Borrower at the office of the Agent specified in Section 9.2 prior to 11:00 a.m., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Agent. Such borrowing will then be made available to the Borrower by the Agent in the manner specified by the Borrower in such Notice of Borrowing in the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

          2.4 Commitment Fee; Administrative Fee. (a) The Borrower agrees to pay to the Agent for the Account of each Lender the Commitment Fee for the period from and including the first day of the Commitment Period to the Termination Date, quarterly in arrears on the last day of each March, June, September and December and on the Termination Date or such earlier date as the Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof.

          (a) The Borrower agrees to pay to the Agent, for its own account for services rendered by the Agent, concurrent with signing of this Agreement, the fees set forth in the Fee Letter.

          2.5  Optional and Mandatory Termination or Reduction.
(a) The Borrower shall have the right, upon not less than three Business Days' notice (if any Eurodollar Loans are outstanding at such time) or two Business Days' notice (otherwise) to the Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments. Any such reduction shall be in an amount equal to $1,000,000 or a whole multiple thereof and shall reduce permanently the Commitments then in effect; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the aggregate principal amount of the Loans then outstanding would exceed the Commitments then in effect. Any reduction of the Commitments shall be accompanied by payment in full of all accrued Commitment Fees on the amount so reduced to and including the date of such reduction. The Agent agrees promptly to notify the Lenders of any notice of reduction or termination received by the Agent.

          (b) Subject to Section 2.19(b), in the event the Borrower makes an Extension Election and at least the Required Lenders but fewer than all the Lenders consent to such Extension Election, then on the Termination Date (as in effect without giving effect to such Extension Election), the Commitments shall be reduced to an amount equal to the aggregate Commitments of the Lenders that shall have consented to such Extension Election.

          (c) The Commitments shall be reduced to zero on the Termination Date.

          2.6 Optional and Mandatory Prepayments. (a) Subject to Section 2.16, the Borrower may, at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon at least three Business Days' irrevocable written notice to the Agent, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, Alternate Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 2.16, accrued interest to such date on the amount prepaid and any outstanding fees and expenses then due and owing. Partial prepayments and optional prepayments of the Loans shall be applied to the Loans but shall not reduce the Commitments unless the Borrower so specifies in its written notice to the Agent. Partial prepayments shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.

          (b)  If at any time

               (i) the aggregate outstanding principal amount of the Loans made by any Lender exceeds such Lender's
          Commitment; or

               (ii) the outstanding aggregate principal amount of the Loans made by all Lenders exceeds the Commitments;

then the Borrower, will promptly and, in any event, within one
Business Day, make a mandatory prepayment of the Loans to the Agent for the benefit of the Lenders in an aggregate amount equal to such excess.

          (c)  Each prepayment of the Loans pursuant to this
Section 2.6 shall be accompanied by payment in full of all accrued interest thereon, to and including the date of such prepayment, together with any additional amounts owing pursuant to Section 2.16 and any outstanding fees and expenses due and owing.

          2.7 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Alternate Base Rate Loans by giving the Agent prior irrevocable notice of such election substantially in the form of Exhibit B-2 (a 'Notice of Conversion') (which notice must be received by the Agent by at least 10:00 a.m., New York City time, three Business Days prior to such election); provided that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Alternate Base Rate Loans to Eurodollar Loans by giving the Agent prior irrevocable notice of such election (which notice must be received by the Agent by at least 10:00 a.m., New York City time, three Business Days prior to such election). Any such Notice of Conversion to Eurodollar Loans shall specify the length of the initial Interest Period or
Interest Periods therefor.   Upon receipt of any such notice, the
Agent shall promptly notify each Lender thereof. All or any part of the outstanding Eurodollar Loans and Alternate Base Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a Eurodollar Loan when any Default has occurred and is continuing and (ii) no Loan may be converted into a Eurodollar Loan (x) prior to the date that the Borrower delivers an Acceptable Order to the Agent or (y) after the date that is one month prior to the Termination Date.

          (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Agent, in accordance with the applicable provisions of the term 'Interest Period' set forth in Section 1.1 of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such (i) when any Default has occurred and is continuing or (ii) after the date that is one month prior to the Termination Date; provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph, or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to Alternate Base Rate Loans on the last day of such then expiring Interest Period. The Agent agrees to notify the Lenders of any notice of continuation referred to herein received by the Agent.

          2.8 Maximum Amounts of Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and shall be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Tranche shall be equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof. There shall not be more than ten Tranches at any one time outstanding.

          2.9 Interest Rates; Default Rate Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for the first day of such Interest Period (subject to daily adjustments, if any, required by changes in the Eurocurrency Reserve Requirements) plus the Applicable Margin.

          (b0 Each Alternate Base Rate Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

          (c0 If an Event of Default has occurred and is continuing, the Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% from the date of occurrence of such Event of Default until the date such Event of Default is cured or waived (after as well as before judgment). In addition, should any interest on such Loans or any Commitment Fees or other amount (other than principal) payable hereunder not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest (to the extent permitted by law in the case of interest on interest) at a rate per annum as determined pursuant to the preceding sentence, in each case, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

          (d0 Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to Section 2.9(c) shall be payable from time to time on demand.

          2.10 Computation of Interest and Fees. (a) Commitment Fees and the Alternate Base Rate interest shall be calculated on the basis of a 365/366 day year and the Eurodollar Rate interest shall be calculated on the basis of a 360-day year for the actual days elapsed. The Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate, the Eurodollar Reserve Requirements or the Applicable Margin shall become effective as of the opening of business on the day on which such change becomes effective. The Agent shall, as soon as practicable, notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

          (b0 Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Agent, at the request of the Borrower, shall deliver to the Borrower a statement showing the quotations used by the Agent in determining any interest rate pursuant to Section 2.9(a).

          2.11 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

          (a0 the Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

          (b0 the Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining its affected Loans during such Interest Period, the Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given, (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Alternate Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Alternate Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to Alternate Base Rate Loans. Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to Eurodollar Loans.

          2.12 Pro Rata Treatment and Payments; Funding Reliance.
(a) Each borrowing by the Borrower of Loans from the Lenders hereunder, each payment by the Borrower on account of any Commitment Fee hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall (except as may be required as a result of Section 2.16) be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 noon, New York City time, on the due date thereof to the Agent, for the account of the Lenders, at the Agent's office specified in
Section 9.2, in Dollars and in immediately available funds. The Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal and interest thereon, shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and, with respect to payments of principal and interest thereon, shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

          (b) Unless the Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make available to the Agent the amount that would constitute its Commitment Percentage of such borrowing, the Agent may assume that such Lender is making such amount available to the Agent, and the Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Rate for the period until such Lender makes such amount immediately available to the Agent. A certificate of the Agent submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to the Agent by such Lender within three Business Days of such Borrowing Date, the Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the applicable Loan, on demand, from the Borrower.

          2.13 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law after the date hereof or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the Commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Alternate Base Rate Loans to Eurodollar Loans shall forthwith be suspended until such condition shall cease to exist and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Alternate Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower, shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.16.

          2.14 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

               (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.15 and changes in the rate of tax on the overall net income of such Lender);

               (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

             (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower through the Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender through the Agent to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Obligations hereunder.

          (b0 If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has or shall have the effect of reducing the rate of return on such Lender's or the corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Agent) of a written request therefor, the Borrower shall pay to such Lender the additional amount or amounts as will compensate such Lender for such reduction. This covenant shall survive the termination of this Agreement and the payment of the Obligations hereunder.

          2.15 Taxes. (a) All payments made by the Borrower under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Agent or any Lender as a result of a present or former connection between the Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Notes). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ('Non-Excluded Taxes') are required to be withheld from any amounts payable to the Agent or any Lender hereunder or under the Notes, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes; provided that the Borrower shall not be required to increase any such amounts payable to any Lender if such Lender fails to comply with the requirements of paragraph (b) of this Section. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Agent for its own account or for the Account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Lenders as a result of any such failure. The covenants in this Section shall survive the termination of this Agreement and the payment of the Notes and payment of the Obligations hereunder.

          (b0  Each Lender shall:

               (i) deliver to the Borrower and the Agent (A) in the case of a Lender that is not incorporated under the laws of the United States or any state thereof, either (x) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, or successor applicable form, as the case may be, or, (y) if such Lender is not a 'bank' within the meaning of Section 881(c)(3)(A) of the Code and intends to claim exemption from U.S. Federal withholding tax under Section 871(h) or Section 881(c) of the Code with respect to payments of 'portfolio interest', a Form W-8, or any subsequent versions thereof or successors thereto together with a certificate executed by such Lender representing that (1) such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code), claiming complete exemption from U.S. Federal withholding tax on payments of interest by the Borrower under this Agreement and the other Loan Documents and (2) that the Lender has received in replacement of any Note held by or assigned to it, a QFL
     Note in accordance with this Section 2.15, and (B) in the case of any other Lender, an Internal Revenue Service Form W-8 or W-9, as applicable, or successor applicable form, as the case may be;

               (ii) deliver to the Borrower and the Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

              (iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Agent;

unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Agent. Such Lender shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax. Each Person that shall become a Lender or a Participant pursuant to Section 9.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section; provided that, in the case of a Participant, such Participant shall furnish all such required forms and statements to the Lenders from which the related participation shall have been purchased.

          (c0 Any Lender that is not a 'bank' within the meaning of Section 881(c)(3)(A) of the Code and satisfies the requirements of Section 2.15(b)(i)(A)(y) (a 'Qualified Foreign Lender') shall upon receipt of the written request of the Agent or the Borrower and may, upon its own written request to the Agent, exchange any Note held by or assigned to it for a qualified foreign lender Note ( a 'QFL Note'). A QFL Note shall be in the form of Note, as applicable, but shall contain the following legend,'This Note is a QFL Note, and as such, ownership of the obligation represented by such QFL Note may be transferred only in accordance with Section 2.15 of the Credit Agreement.' Any QFL Note issued in replacement of any existing Note pursuant to this Section shall be (i) dated the Closing Date, (ii) issued in the name of the entity in whose name such existing Note was issued and (iii) issued in the same principal amount as such existing Note. Any Note replaced pursuant to this Section is sometimes referred to herein as a 'Replaced Note'.

          (d0 The Borrower agrees that, upon the request of or delivery of a request to a Qualified Foreign Lender pursuant to paragraph (c) of this Section, it shall execute and deliver a QFL Note to the Agent in replacement of the Replaced Note surrendered in connection with such request conforming to the requirements of this paragraph. Each Qualified Foreign Lender shall surrender its Note in connection with any replacement pursuant to this
Section 2.15. Upon receipt by the Agent, in connection with any replacement, of a QFL Note and the existing Note to be replaced by such QFL Note in accordance with this paragraph, the Agent shall forward the QFL Note to the Lender which has surrendered its Note for replacement by such QFL Note and shall forward the surrendered Note to the Company marked 'canceled'. Once issued, QFL Notes (i) shall be deemed to and shall be 'Notes' for all purposes under the Loan Documents, (ii) may not be exchanged for Notes which are not QFL Notes, notwithstanding anything to the contrary in the Loan Documents and (iii) shall at all times thereafter be QFL Notes, including, without limitation, following any transfer or assignment thereof.

          (e0 Notwithstanding anything to the contrary in the Loan Documents, the QFL Notes are registered obligations as to both principal and interest with the Borrower and transfer of the obligations underlying such QFL Note may be effected only by surrender of the QFL Note to the Borrower and either reissuance by the Borrower of such QFL Note to the transferee or issuance by the Borrower of a new QFL Note to the transferee. A QFL Note shall only evidence the Lender's or an assignee's right, title and interest in and to the related obligation, and in no event is a QFL Note to be considered a bearer instrument or obligation. This Section 2.15 shall be construed so that the obligations underlying the QFL Notes are at all times maintained in 'registered form' within the meaning of Sections 871(h)(2) and 881(c)(3) of the Code.

          2.16 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of or interest on any Eurodollar Loan, (b) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same, (c) default by the Borrower in making any prepayment after the Borrower has given a notice thereof or
(d) the making of a prepayment or conversion of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto including, without limitation, in each case, any such loss or expense arising from the redeployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. This covenant shall survive the termination of this Agreement and the payment of the Obligations hereunder.

          2.17 Discretion of Lender as to Manner of Funding. Notwithstanding any other provisions of this Agreement (but subject to Section 2.18), each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood that for the purposes of this Agreement all determinations hereunder shall be made assuming each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits of Dollars in the London interbank market having a maturity corresponding to each Loan's Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

          2.18 Change of Lending Office; Replacement Lender. (a) Each Lender agrees that if it makes any demand for payment under
Section 2.14 or Section 2.15 or if any adoption or change of the type described in Section 2.13 shall occur with respect to it, such Lender will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under Section 2.14 or
Section 2.15, or would eliminate or reduce the effect of any adoption or change described in Section 2.13.

          (b) In determining the amount of any claim for reimbursement or compensation hereunder, each Lender will use reasonable methods of calculation consistent with such methods customarily employed by such Lender in similar situations.

          (c) Each Lender will notify the Borrower either directly or through the Agent of any event giving rise to a claim under Sections 2.13, 2.14, 2.15 or 2.16 promptly after the occurrence thereof, which notice shall be accompanied by a certificate of such Lender setting forth in reasonable detail the circumstances of such claim.

          (d) If any Lender, other than (in its capacity as a Lender) the Agent (an 'Affected Lender'), seeks payment or indemnification from the Borrower pursuant to Section 2.14 or
Section 2.15(a) (without prejudice to any amounts then due to such Lender under such Sections) that are not applicable to all Lenders then the Borrower may designate another Lender or another bank or financial institution acceptable to the Agent to assume, in accordance with Section 9.6, all (but not less than all) the Commitments, Loans and other rights and obligations of such Affected Lender hereunder (a 'Replacement Lender'), in each case, on a date mutually acceptable to the Replacement Lender, the Affected Lender, the Borrower and the Agent, without recourse upon, warranty by, or expense to, such Affected Lender or the Agent, for a purchase price equal to the outstanding principal amount of the Loans of such Affected Lender plus all interest accrued thereon and all other amounts owing to such Affected Lender hereunder, and, upon such assumption and purchase by the Replacement Lender, such Replacement Lender shall be deemed a 'Lender' for purposes of this Agreement and the other Loan Documents and such Affected Lender shall cease to be a 'Lender' for such purposes and shall no longer have any obligations hereunder.

          2.19 Extension Election. (a) Provided that the Borrower shall have received all necessary consents and approvals of all applicable Governmental Authorities, at least 60 but not more than 90 days prior to the first annual anniversary of the Closing Date and each such annual anniversary thereafter, the Borrower, by delivering a written notice to the Agent (which notice shall be irrevocable), may request that the Commitment Termination Date and the Termination Date be extended for an additional one year period. The Agent shall notify each Lender that the Borrower has made such request promptly upon its receipt of such notice. Each Lender, within 30 days after receipt of such notice from the Agent, shall advise the Agent as to whether it elects to extend its Commitment (such election to be in the sole and absolute discretion of each Lender). Any Lender that fails to respond to within such 30-day period shall be deemed to have elected not to extend its Commitment. Any notice by a Lender of its willingness to extend its Commitment shall be revocable (upon written notice to the Agent) until 30 days prior to such first annual anniversary or subsequent annual anniversary, as applicable. The Agent shall notify the Borrower no later than such first annual anniversary or subsequent annual anniversary, as applicable, of each Lender's decision.

          (b) The Borrower's extension request shall be approved if not fewer than the Required Lenders agree to extend their Commitments. If at least the Required Lenders but fewer than all the Lenders shall consent to an Extension Election, the Commitments shall be reduced to an amount equal to the aggregate Commitments of the Lenders that shall have consented to such Extension Notice; provided that the Borrower shall have the right to accept Commitments from third-party financial institutions acceptable to the Agent exercising reasonable discretion (each, a 'Replacement Extending Lender') in an aggregate amount up to the pre-termination Commitments of the Lenders who elect not to extend (each, a 'Non-Approving Lender') (it being understood that any Lenders who elect to extend their Commitments (each, an 'Extending Lender') shall have the right to increase their Commitments up to the aggregate amount of the pre-termination Commitments of the Non-Approving Lenders before the Borrower shall be permitted to substitute any Replacement Extending Lender).

          (c) Each Non-Approving Lender shall transfer its Loans and Commitment (or any portion of such Loans and Commitment designated by the Borrower) and its other rights and obligations under this Agreement to an Extending Lender and/or Replacement Extending Lender without recourse, warranty by, or expense to such Non-Approving Lender or the Agent for a purchase price equal to the outstanding principal amount of the Loans of such Non-Approving Lender plus all accrued interest therein and all other amounts owing to such Non-Approving Lender at a time mutually acceptable to each of the Borrower, the Non-Approving Lender, such Extending Lender and/or Replacement Extending Lender, as applicable, and, in any event within 30 days after such Extending Lender agrees to increase its Loans and Commitment or such Replacement Extending Lender, if any, is approved by the Agent. Upon transfer of all the Non-Approving Lender's Loans and Commitment, the Non-Approving Lender shall cease to be deemed a 'Lender' for purposes of this Agreement, the Loans and Commitments of the Extending Lender shall be deemed to have increased by the amount of the Loans and Commitments acquired, if any, and the Replacement Extending Lender, if any, shall be deemed a Lender for all purposes of the Agreement.

          (d) Notwithstanding the foregoing, any request so approved (an 'Extension Election') shall be effective on the Termination Date then in effect (without giving effect to such extension), if and only if on such Termination Date no Default or Event of Default shall have occurred and be continuing or would occur as a result of such extension.

          2.20 Expansion Facility. At any time prior to the Termination Date, (a) any Lender may, by notice to the Agent (which shall promptly deliver a copy to each of the Lenders), request to increase its Commitment or (b) the Borrower may propose third-party financial institutions acceptable to the Agent exercising reasonable discretion (each an 'Additional Lender') that wish to acquire Commitments (all such increased Commitments under either clause (a) or clause (b), collectively, the 'Expansion Commitments'), provided, that both at the time of any such request or proposal and after giving effect to any Loans provided to the Borrower under such Expansion Commitments (collectively, the 'Expansion Loans'), no Default shall exist and the Borrower shall be in pro forma compliance with each financial covenant. The Expansion Commitments (i) shall be in an aggregate principal amount not in excess of $80,000,000, (ii) shall rank pari passu in right of payment with the Loans, (iii) shall mature on the Termination Date, (iv) shall otherwise be treated hereunder no more favorably than the Loans, and (v) shall be acceptable to the Agent. Such notice shall set forth the requested amount of Expansion Commitment (which amount shall be in a minimum amount equal to $10,000,000 or a whole multiple of $5,000,000 in excess thereof and which amount, together with the amount of all previous Expansion Commitments, shall not exceed $80,000,000); provided that in no event shall the aggregate Commitments together with the aggregate Expansion Commitments exceed $250,000,000. Expansion Commitments shall become Commitments under this Agreement pursuant to an amendment (an 'Expansion Facility Amendment') executed by each of the Borrower, each Lender requesting such Expansion Commitment or Additional Lender, as applicable, and the Agent. The effectiveness of any Expansion Facility Amendment shall be subject to the satisfaction on the date thereof and, if different, on the date on which the Expansion Loans are made, of each of the conditions set forth in
Section 4.2. Upon the effectiveness of such Amendment, any Additional Lender shall become a Lender for all purposes under this Agreement.


           ARTICLE 3.  REPRESENTATIONS AND WARRANTIES

          To induce the Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Agent and each Lender:

          3.1 Financial Condition. (a) The consolidated balance sheets of the Borrower as of December 31, 1996, December 31, 1997 and December 31, 1998 and the related consolidated statements of income, retained earnings and cash flows for the fiscal year ended on such date, reported on by Arthur Andersen LLP, copies of which have heretofore been furnished to the Lenders, present fairly the consolidated financial condition of the Borrower and its Consolidated Subsidiaries as at such date, and the results of their operations and their retained earnings and cash flows for each of the fiscal years then ended. All such financial statements, including the related schedules and notes thereto relating to the audited financials, have been prepared in accordance with GAAP applied consistently throughout the periods involved.

          (b0 All balance sheets, all statements of income and shareholders equity and of cash flows and all other financial information which shall hereafter be furnished by or on behalf of or the Borrower to the Agent for the purposes of, or in connection with, this Agreement or any transaction contemplated hereby have been or will be prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein) and do or will present fairly (subject to normal year-end adjustment in the case of financial statements for any fiscal quarter) the financial condition of the Borrower and its Consolidated Subsidiaries, as the case may be, as at the dates thereof and the results of their operations and their shareholders equity and cash flows for the periods then ended.

          3.2 No Change. Since December 31, 1998 there has been no development or event which has had a Material Adverse Effect.

          3.3 Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

          3.4 Corporate Power; Authorization; Enforceable Obligations. The Borrower has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to authorize the execution, delivery and performance of the Loan Documents, and to borrow hereunder. The Borrower has taken all necessary corporate action to authorize the borrowings on the terms and conditions set forth in this Agreement and in the Notes. Except as set forth in
Schedule 3.4, no consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which the Borrower is a party other than any of the foregoing that, if not obtained, could not reasonably be expected to have a Material Adverse Effect. On the Closing Date, the Agent and each Lender shall have received complete and current copies of all consents, authorizations and filings listed on Schedule 3.4. This Agreement has been, and each other Loan Document will be, duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          3.5 No Legal Bar. The execution, delivery and performance of the Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Borrower or any Subsidiary which violation could reasonably be expected to have a Material Adverse Effect, will not accelerate or result in the acceleration of any payment obligations of the Borrower or such Subsidiary and will not result in, or require, the creation or imposition of any Lien on any of the respective properties or revenues of the Borrower or any such Subsidiary pursuant to any such Requirement of Law or Contractual Obligation.

          3.6  No Material Litigation.  Except as set forth in
Schedule 3.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary or against any of the respective properties or revenues of the Borrower or any Subsidiary (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

          3.7 No Default. No Default or Event of Default has occurred and is continuing.

          3.8 Ownership of Property; Liens. Except as set forth in Schedule 3.8, each of the Borrower and its Material Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property. None of such property is subject to any Lien other than Permitted Liens.

          3.9 Intellectual Property. Each of the Borrower and its Subsidiaries owns, or is licensed to use, all patents, trademarks, trade names, copyrights, technology, know-how, processes, logos and insignia necessary for the conduct of its business as currently conducted except for those which the failure to own or license could not reasonably be expected to have a Material Adverse Effect (the 'Intellectual Property'). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property which could reasonably be expected to have a Material Adverse Effect, nor does the Borrower or any Consolidated Subsidiary know of any valid basis for any such claim. The use of such Intellectual Property by the Borrower or any Subsidiary does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          3.10 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of the Borrower or any Subsidiary could reasonably be expected to have a Material Adverse Effect.

          3.11 Taxes. Except as set forth in Schedule 3.11, each of the Borrower and the Subsidiaries has filed or caused to be filed all federal, state and other material tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any tax, fee or other charge the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or such Subsidiary, as the case may be); and no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

         3.12 Margin Stock. (a) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, except in compliance with applicable law and regulations.

          (b) Following application of the proceeds of each Loan, not more than 25% of the value of the consolidated assets of the Borrower and its Consolidated Subsidiaries that are subject to the provisions of Section 6.4 will be comprised of margin stock.

          3.13 ERISA. Neither the Borrower nor any Subsidiary maintains, contributes to or has material obligation with respect to, any welfare plan (as defined in Section(3)(1) of ERISA) which provides benefits to employees after termination of employment other than as required by Part 6 of Title I of ERISA or similar state laws regarding continuation of benefits. Each Plan has complied and is in compliance in all respects with the applicable provisions of ERISA and the Code except where failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrower and each Subsidiary have not breached any of the responsibilities, obligations or duties imposed on it by ERISA, the Code, or regulations promulgated thereunder with respect to any Plan, which breach could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary nor any fiduciary of any Plan who is an officer or an employee of the Borrower or any Subsidiary has engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or 4975 of the Code with respect to a Plan which could reasonably be expected to have a Material Adverse Effect. With respect to any employee benefit plan (as defined in Section 3(3) of ERISA) currently or formerly maintained or contributed to by any Commonly Controlled Entity, no liability exists and no event has occurred which could subject the Borrower or any Subsidiary to any liability which could reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 3.13, none of the Borrower or any Subsidiary has any liability, direct or indirect, contingent or otherwise, under Section 4201 or 4204 or 4212(c) of ERISA which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has any outstanding liability in respect of (i) a failure to make a required contribution or payment to a Multiemployer Plan or
(ii) a complete or partial withdrawal under Section 4203 or 4205 of ERISA from such a Plan, which in either case could reasonably be expected to have a Material Adverse Effect.

          3.14 Holding Company; Investment Company Act; Other Regulations. The Borrower is not (a) a 'holding company', a 'subsidiary company' of a 'holding company', or an 'affiliate' of a 'holding company', as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, (b) an 'investment company' or a company 'controlled' by an 'investment company', within the meaning of the Investment Company Act of 1940, as amended, or (c) except as described on Schedule 3.14, subject to regulation under any Federal or state statute, regulation, decree or order which limits its ability to incur Indebtedness or conditions such ability upon any act, approval or consent of any Governmental Authority.

          3.15 Purpose of Loans. The proceeds of the Loans shall be used for general corporate purposes, including, without limitation, (a) to repay existing Indebtedness, (b) to finance working capital requirements, (c) to finance capital expenditures, (d) to provide liquidity and credit support for commercial paper and (e) to finance acquisitions.

          3.16 Environmental Matters.

          (a0 The facilities and properties owned, leased or operated by the Borrower and its Subsidiaries (the 'Properties') and all operations at the Properties are in compliance in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower and its Subsidiaries (the 'Business') which could reasonably be expected to have a Material Adverse Effect.

          (b0 Neither the Borrower nor any Subsidiary has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor do the Borrower or any Subsidiary have knowledge or reason to believe that any such notice will be received or is being threatened, in each case which could reasonably be expected to have a Material Adverse Effect.

          (c0 There has been no release or threat of release of Materials of Environmental Concern at or from any of the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with any of the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to have a Material Adverse Effect.

          3.17 Insurance. All policies of insurance of any kind or nature maintained by or issued to the Borrower or any Subsidiary, including, without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, worker's compensation, employee health and welfare, title, property and liability insurance, are in full force and effect in all material respects and are of a nature and provide such coverage as is sufficient and as is customarily carried by companies of similar size and character.

          3.18 Accuracy and Completeness of Information. All information, reports and other papers and data (other than projections) with respect to the Borrower or any Consolidated Subsidiary, or, to the knowledge of the Borrower, any Subsidiary furnished to the Lenders by the Borrower, or on behalf of the Borrower, and all SEC Reports were, at the time furnished, complete and correct in all material respects, or have been subsequently supplemented by other information, reports or other papers or data, to the extent necessary to give the Lenders a true and accurate knowledge of the subject matter in all material respects. All projections with respect to the Borrower or any Consolidated Subsidiary, or, to the knowledge of the Borrower, any Subsidiary, furnished by the Borrower, were prepared and presented in good faith by the Borrower based upon facts and assumptions that the Borrower believed to be reasonable in light of current and foreseeable conditions, it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and that no assurance can be given that the financial results set forth in such projections will actually be realized. No document furnished or statement made in writing to the Lenders by or on behalf of the Borrower in connection with the negotiation, preparation or execution of this Agreement and no SEC Report contains any untrue statement of a material fact, or omits to state any such material fact necessary in order to make the statements contained therein not misleading, in either case which has not been corrected, supplemented or remedied by subsequent documents furnished or statements made in writing to the Lenders. There is no fact known to the Borrower or any of its Subsidiaries which has a Material Adverse Effect.

          3.19 Leaseholds, Permits, etc. The Borrower possesses or has the right to use, all leaseholds, easements, franchises and permits and all authorizations and other rights which are material to and necessary for the conduct of its business. All the foregoing are in full force and effect, and each of the Borrower and the Subsidiaries is in substantial compliance with the foregoing without any known conflict with the valid rights of others, except for such noncompliance with the foregoing which could not reasonably be expected to have a Material Adverse Effect. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such leasehold, easement, franchise, license or other right, which termination or revocation, considered as a whole, could reasonably be expected to have a Material Adverse Effect.

          3.20 Year 2000. The Borrower has (a) initiated a review and assessment of all areas within its business and operations and the business and operations of its Subsidiaries (including, in each case, those areas affected by material service suppliers, key vendors and significant customers) that could be adversely affected by a Year 2000 Problem, (b) developed an approach intended to address such Year 2000 Problem on a timely basis (and in any event prior to December 31, 1999) and
(c) to date, implemented such approach in all material respects on a timely basis. Based on the foregoing, the Borrower believes that all computer applications (including those of its material service suppliers, key vendors and significant customers) that are material to the business and operations of the Borrower and its Subsidiaries are reasonably expected on a timely basis to be able to perform properly date-sensitive functions for all dates before and after January 1, 2000, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

                ARTICLE 4.  CONDITIONS PRECEDENT

          4.1 Conditions to Initial Loans. The agreement of each Lender to make the Loan requested to be made by it on the Closing Date is subject to the satisfaction, immediately prior to or concurrently with the making of such Loan on the Closing Date, of the following conditions precedent:

          (a0  Loan Documents.  The Agent shall have received
     (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, with a counterpart for each Lender and (ii) for the account of each Lender, one or more Notes conforming to the requirements hereof and executed by a duly authorized officer of the Borrower.

          (b0 Corporate Proceedings of the Borrower. The Agent shall have received with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Agent, of the Board of Directors of the Borrower authorizing (i) the execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which it is a party and (ii) the borrowings contemplated hereunder connection therewith, certified by the Secretary or an Assistant Secretary of the Borrower as of the Closing Date, which certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and shall be in form and substance satisfactory to the Agent. The Agent also shall have received, with a counterpart for each Lender, a certificate of the Borrower, dated the Closing Date, as to the incumbency and signature of the officers of the Borrower executing any Loan Document, satisfactory in form and substance to the Agent, executed by the Chief Executive Officer, Treasurer or any Vice President and the Assistant Treasurer, Secretary or any Assistant Secretary of the Borrower.

          (c0 Corporate Documents. The Agent shall have received, with a counterpart for each Lender, true and complete copies of the charter documents of the Borrower, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the Borrower.

          (d0 Consents, Licenses and Approvals. The Agent shall have received, with a counterpart for each Lender, a certificate of a Responsible Officer of the Borrower (i) attaching copies of all consents, authorizations and filings referred to in Schedule 3.4, and (ii) stating that such consents, licenses and filings are in full force and effect, and each such consent, authorization and filing shall be in form and substance satisfactory to the Agent.

          (e0 Closing Fees and Expenses. The Agent previously shall have received the fees to be received on the Closing Date referred to in the Fee Letter and shall have received reimbursement of all costs and expenses (including the fees and expenses of counsel to the Agent).

          (f0 Legal Opinions. The Agent shall have received, with a counterpart for each Lender, the executed legal opinions of counsel to the Borrower, which opinions shall be satisfactory in form and substance to the Agent.

          (g0 Closing Certificate. The Agent shall have received, with a counterpart for each Lender, a closing certificate of the Borrower, dated as of the Closing Date satisfactory in form and substance to the Agent.

          (h0 Insurance. The Agent shall have received evidence satisfactory to it of the existence of the insurance required hereunder.

          (i0 Financial Information. The Agent shall have received, with a copy for each Lender, a copy of each of the financial statements referred to in Section 3.1 in form and substance satisfactory to the Agent.

          (j0 Compliance Certificate. The Agent shall have received, with a counterpart for each Lender, a Compliance Certificate substantially in the form of Exhibit F executed by a chief financial officer or treasurer of the Borrower, dated as of the Closing Date and satisfactory in form and substance to the Agent.

          (k0  No Material Adverse Effect.  Since December 31,
     1998, no Material Adverse Effect shall have occurred to the Borrower or any Material Subsidiary.


          4.2 Conditions to Each Loan. The agreement of each Lender to make any Loan other than Loans constituting a conversion, continuation or rollover of a pre-existing Loan requested to be made by it on any date (including, without limitation, its initial Loan) is subject to the satisfaction of the following conditions precedent:

          (a) Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (both before and after giving effect to such Loan).

          (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

          (c) Aggregate Amount. Immediately before and immediately after giving effect to such Loan,

               (i) the aggregate outstanding principal amount of Loans made by such Lender shall not exceed such Lender's Commitment; and

               (ii) the aggregate outstanding principal amount of the Loans made by all the Lenders shall not exceed the Commitment.

          (d) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Agent, and the Agent shall have received such other documents, instruments and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such Loan that the statement in any document delivered by the Borrower in connection with such borrowing are true and correct and that the conditions contained in this Section 4.2 have been satisfied.


               ARTICLE 5.  AFFIRMATIVE COVENANTS

          The Borrower hereby agrees that, so long as the Commitment remains in effect, any Note remains outstanding and unpaid or any Obligation is owing to any Lender or the Agent hereunder, the Borrower shall:

          5.1  Financial Statements.  Furnish to each Lender:

          (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and the Consolidated Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income, retained earnings and cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a 'going concern' or like qualification or exception, or qualification arising out of the scope of the audit, by Arthur Andersen LLP or other independent certified public accountants of nationally recognized standing; provided that the submission of the Borrower's report on Form 10-K shall satisfy the foregoing requirements;

          (b) as soon as available, but in any event not later than 45 days after the end of each quarterly period for each of the fiscal quarters of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and the Consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income, retained earnings and cash flows of the Borrower and the Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter and setting forth the actual figures for the corresponding date or period in the previous year, certified by the chief financial officer or treasurer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments); provided that the submission of the Borrower's report on Form 10-Q shall satisfy the foregoing requirements;

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

          5.2  Certificates; Other Information. Furnish to each Lender:

          (a) concurrently with the delivery of the financial statements referred to in Section 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

          (b) concurrently with the delivery of the financial statements referred to in Section 5.1(a), a compliance certificate substantially in the form of Exhibit F of the chief financial officer or treasurer of the Borrower (the 'Compliance Certificate'), in form and substance satisfactory to the Agent, showing compliance by the Borrower and the Subsidiaries with the covenants contained in Section 6.1;

          (c) promptly after the sending or filing thereof, and on, any event within 5 Business Days after the filing thereof, copies of all reports which the Borrower sends to any of its stockholders, and copies of all registration statements, reports on Form 10-K, Form 10-Q or Form 8-K (or, in each case, any successor form) and other material reports which the Borrower or any Subsidiary files with the SEC or any successor or analogous Governmental Authority (other than public offerings of securities under employee benefit plans or dividend reinvestment plans);

          (d) promptly and in event within five days after either of Moody's or S&P has raised or lowered its credit rating of any of the Borrower's long-term unsecured indebtedness for borrowed money a notice to the Agent as to such effect;

          (e) promptly, such additional financial and other information as the Agent and the Lenders may from time to time reasonably request.

          5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, fees or other charges imposed on it or on any of its properties by any Governmental Authority and all its other material obligations of whatever nature, except, in each case, where the amount or validity thereof is currently being diligently contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any of its Subsidiaries, as the case may be.

          5.4 Maintenance of Existence. Renew and keep in full force and effect its corporate existence, take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except to the extent such failure to maintain could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

          5.5 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear, and casualties, excepted) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, and furnish to each Lender, upon request, full information as to the insurance carried including certified copies of policies and certificates of insurance from a recognized insurance broker reasonably acceptable to the Required Lenders.

          5.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account, in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit after reasonable notice representatives of the Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Borrower and each Material Subsidiary with officers and employees of the Borrower and such Material Subsidiary and with their independent certified public accountants.

          5.7 Notices. Promptly after the Borrower knows and, in any event, within 5 days after the Borrower knows with respect to any notice under clause (a) or 10 days with respect to any other notice under this Section, give notice to the Agent and each Lender of:

          (a)  the occurrence of any Default or Event of Default;

          (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any Subsidiary, or
     (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any such Subsidiary and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect; and

          (c) any material labor dispute to which the Borrower or any Subsidiary may become a party and which involves any group of employees, any strikes or walkouts relating to any of its plants or facilities and the expiration or termination of any labor contract to which the Borrower or such Subsidiary is a party or by which the Borrower or such Subsidiary is bound and which dispute could reasonably be expected to materially disrupt the operations of the Borrower or such Subsidiary.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto. For the purposes of this Section 5.7 the Borrower shall be deemed to have knowledge when any officer of the Borrower charged with responsibility for any matter that is the subject of such notice requirement knows or should have known that such notice was required.

          5.8 Environmental Laws. (a) Comply and cause its Subsidiaries to comply in all material respects with all applicable Environmental Laws and obtain and comply and cause its Subsidiaries to obtain and comply in all material respects with and maintain and cause its Subsidiaries to maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

          (c) Defend, indemnify and hold harmless the Agent and the Lenders, and their respective parents, subsidiaries, affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower, any Subsidiary or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.

          5.9 ERISA. Establish, maintain and operate and cause each of its Subsidiaries to establish, maintains and operate all Plans to comply in all material respects with the applicable provisions of ERISA, the Code, and all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

          5.10 Use of Proceeds. Use the proceeds of each Loan solely for the purposes set forth in Section 3.15.

          5.11 Year 2000. Take all actions reasonably necessary to ensure that the computers and computer based systems of the Borrower and its Subsidiaries are able to operate and effectively process data, including dates, on and after January 1, 2000 except to the extent that failure to do so could not reasonably be expected to materially adversely affect the ability of the Borrower and its Subsidiaries to continue their respective operations in the manner presently conducted without material disruption. The Borrower shall promptly notify the Agent in the event the Borrower discovers or determines that any computer application (including those of its material service suppliers, key vendors and significant customers) that is material to the business and operations of the Borrower or any Material Subsidiary will not be able to perform properly date-sensitive functions for all dates after January 1, 2000, except to the extent that such inability could not reasonably be expected to have a Material Adverse Effect.

          5.12 Margin Stock. The aggregate value of margin stock (as defined in Regulation U) at any time owned or held by the Borrower or any of its Subsidiaries shall not exceed an amount equal to 25% of the value of all consolidated assets subject at such time to any 'arrangement' (as such term is used in the definition of 'indirectly secured' in Section 221.2 of Regulation
U).


                 ARTICLE 6.  NEGATIVE COVENANTS

          The Borrower hereby agrees that, so long as the Commitments remain in effect, any Note remains outstanding and unpaid or any Obligation is owing to any Lender or the Agent hereunder, the Borrower shall not:

          6.1  Financial Covenants.

          (a) Minimum Net Worth. Permit Net Worth on the last day of any fiscal quarter of the Borrower to be less than $250,000,000; and

          (b)  Total Capitalization.  Permit the ratio of Funded
     Debt to Total Capital on the last day of any fiscal quarter of the Borrower to exceed 58%.

          6.2 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its property, business or assets, except any Person may be merged or consolidated with or into the Borrower provided that (a) the Borrower shall be the continuing or surviving corporation and (b) as of the consummation of, and after giving effect to, such merger or consolidation, (i) the Tangible Net Worth of the Borrower shall be greater than the Tangible Net Worth of the Borrower immediately prior to such merger or consolidation; and (ii) S&P and Moody's, or any successor agency providing ratings on the long-term unsecured debt obligations of the Borrower, shall either (x) have affirmed their respective ratings on such Indebtedness or (y) not have placed the Borrower on 'credit watch' as a result of or with respect to such merger or consolidation.

          6.3  Limitation on Transactions with Affiliates.
Except as described on Schedule 6.3, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate.

          6.4 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, except for Permitted Liens. In the event that any assets of the Borrower that are subject to any 'arrangement' (as such term is used in the definition of 'indirectly secured' in Section 221.2 of Regulation U) hereunder constitute 'margin stock' ( as defined in Regulation U), such arrangement shall not apply to such margin stock to the extent that the value of such margin stock exceeds 25% of the value of all assets subject to such arrangement.


                 ARTICLE 7.  EVENTS OF DEFAULT

          7.1 Events of Default. If any of the following events shall occur and be continuing:

          (a) The Borrower shall fail to pay any principal of any Note when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Note, or any other amount payable hereunder, within three days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

          (b) Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

          (c) The Borrower shall default in the observance or performance of any agreement contained in Article 6 or
     Section 5.7; or

          (d) The Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days; or

          (e)  The Borrower or any Material Subsidiary shall
     (i) default in any payment (regardless of amount) of principal of or interest on any Indebtedness having an aggregate principal amount in excess of $25,000,000 (other than the Notes) beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice, if required, such Indebtedness to become due prior to its stated maturity; provided that (x) solely with respect to the Indebtedness of any Material Subsidiary, no Event of Default shall be deemed to have occurred if, prior to the Agent receiving a direction from the Super Majority Lenders to take any action permitted under this Section 7.1, such default shall have been cured or waived; and (y) any such default by the Borrower or any Material Subsidiary under Non-Recourse Debt will not constitute an Event of Default unless such default also constitutes a default under other recourse Indebtedness of the Borrower or such Subsidiary in an aggregate outstanding principal amount of $25,000,000 or more; or

          (f) (i) The Borrower or any Material Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any such Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any such Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any such Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any such Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any such Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g) (i) Any Person shall engage in any 'prohibited transaction' (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any 'accumulated funding deficiency' (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower, any Subsidiary or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or
     (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through
     (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

          (h) One or more judgments or decrees shall be entered against the Borrower or any Subsidiary involving in the aggregate a liability (to the extent not covered by third-party insurance as to which the insurer has acknowledged coverage) of $25,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

          (i)  A Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitment shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Agent may, by notice to the Borrower, declare the Commitment to be terminated forthwith, whereupon the Commitment shall immediately terminate; and (ii) with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders the Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.


                     ARTICLE 8.  THE AGENT

          8.1 Appointment. Each Lender hereby irrevocably designates and appoints Canadian Imperial Bank of Commerce as Agent of such Lender under this Agreement and the other Loan Documents. Each such Lender irrevocably authorizes Canadian Imperial Bank of Commerce, as the Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

          8.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

          8.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer or any of them contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Subsidiary.

          8.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

          8.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a 'notice of default'. In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders.
The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

          8.6 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder or furnished to the Agent for the account of, or with a counterpart or copy for, each Lender, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

          8.7 Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the joint and several obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Obligations hereunder.

          8.8 Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any Subsidiary as though the Agent were not an Agent hereunder and under the other Loan Documents. With respect to Loans made or renewed by it and any Note issued to it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Agent, and the terms 'Lender' and 'Lenders' shall include the Agent in its individual capacity.

          8.9 Successor Agent. The Agent may resign as Agent upon ten days' notice to the Lenders and the Borrower. If the Agent shall resign or be terminated, as the case may be, as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall, with the consent of the Borrower (which consent shall not be unreasonably withheld and shall not be required if an Event of Default shall have occurred that is continuing) appoint a successor agent, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term 'Agent' shall mean such successor agent effective upon such appointment and approval, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring or terminated Agent's resignation or termination, as the case may be, as Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.


                    ARTICLE 9.  MISCELLANEOUS

          9.1 Amendments and Waivers. Neither this Agreement, any Note or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. The Required Lenders may, or, with the written consent of the Required Lenders, the Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of the Lenders or of the Borrower hereunder; (b) enter into with the Borrower written amendments, supplements or modifications to the Note and the other Loan Documents for the purpose of adding provisions to the Notes or such other Loan Documents or changing in any manner the rights of the Lenders or the Borrower thereunder or (c) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement, the Notes or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification (i) shall reduce the amount or extend the scheduled date of maturity of any Note or of any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitments, in each case, without the consent of all the Lenders, or (ii) shall amend, modify or waive any provision of this Section, or vary any provision of this Agreement or any other Loan Document which specifically by its terms requires the approval or consent of all the Lenders or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, the Notes and the other Loan Documents, in each case, without the written consent of all the Lenders, or (iii) shall amend, modify or waive any provision of Article 8 without the written consent of the then Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the Lenders and the Agent shall be restored to their former position and rights hereunder and under the outstanding Notes and any other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

          9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or, in the case of notice by mail, when received, or, in the case of telecopy notice, when received, addressed as follows or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

     The Borrower:  Northwestern Corporation
                    125 S. Dakota Avenue, Suite 1100
                    Sioux Falls, South Dakota 57104
                    Attention:  David A. Monaghan, Controller and Treasurer

     With a Copy to:Northwestern Corporation
                    125 S. Dakota Avenue, Suite 1100
                    Sioux Falls, South Dakota 57104
                    Attention:  Eric R. Jacobsen, Vice President
                    and General Counsel
     The Agent:     CIBC Inc.
                    425 Lexington Avenue
                    New York, NY 10017
                    Attention: John Burke

provided that any notice, request or demand to or upon the Agent or the Lenders pursuant to Section 2.3, Section 2.5, Section 2.8,
Section 2.9, Section 2.10 or Section 2.15 shall not be effective until received.

          9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          9.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans hereunder.

          9.5 Payment of Expenses and Taxes; Indemnification. The Borrower agrees (a) to pay or reimburse the Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the Notes and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agent, (b) to pay or reimburse the Agent and each Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel to the Agent and each Lender, and (c) to pay, and indemnify and hold harmless the Agent and each Lender from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Loan Documents and any such other documents, and (d) to pay, and indemnify and hold harmless the Agent and each Lender (including each of their respective parents, subsidiaries, officers, directors, employees, agent and affiliates) from and against, any and all other claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, settlements, expenses or disbursements of whatever kind or nature arising from, in connection with or with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the Notes, the other Loan Documents, or any other documents or the use of the proceeds of the Loans or any other purpose (all the foregoing in this clause
(d), collectively, the 'indemnified liabilities'); provided that the Borrower shall not have any obligation hereunder to the Lenders with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Agent or such Lender. The agreements in this Section 9.5 shall survive repayment of the Obligations hereunder.

          9.6 Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agent, all future holders of the Notes and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

          (b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ('Participants') participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. The Borrower agrees that if amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note; provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Section 2.14, Section 2.15 and
Section 2.16 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it were a Lender; provided that, in the case of Section 2.15, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

          (c) Any Lender, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time may assign to any Lender or any affiliate thereof with the consent of the Agent, or, with the consent of the Borrower (so long as no Event of Default shall have occurred which is continuing) and the Agent (which consent, in the case of either the Borrower or the Agent, shall not be unreasonably withheld), to an additional bank or financial institution (an 'Assignee') all or any part of its rights and obligations under this Agreement and the Notes pursuant to a 'Commitment Transfer Supplement', substantially in the form of Exhibit D, executed by such Assignee, such assigning Lender and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Borrower and the Agent and delivered to the Agent for its acceptance and recording in the Register; provided that (i) any such assignment must be in a minimum amount equal to the lesser of (x) $5,000,000 and (y) the aggregate Commitment and outstanding Loans of such Lender then in effect, and (ii) after giving effect to any such assignment, such Lender shall have either (x) sold all its rights and obligations hereunder and under the Notes or (y) retained at least $5,000,000 of the aggregate Commitment. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Commitment Transfer Supplement, (1) the Assignee thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein and (2) the assigning Lender thereunder, to the extent provided in such Commitment Transfer Supplement, shall be released from its obligations under this Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto; provided that the provisions of Section 2.14,
Section 2.15, Section 2.16 and Section 9.5 shall continue to benefit such assigning Lender to the extent required by such Sections).

          (d) The Agent shall maintain, at its address referred to in Section 9.2, a copy of each Commitment Transfer Supplement delivered to it and a register (the 'Register') for the recordation of the names and addresses of any Assignees and the Commitment of, and principal amount of the Loans owing to, any Assignees from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower and the Agent may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of a Commitment Transfer Supplement executed by the assigning Lender, an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Borrower and the Agent) and the Borrower together with payment by the assigning Lender or by the Assignee to the Agent of a registration and processing fee of $3,500, the Agent shall promptly accept such Commitment Transfer Supplement and, on the effective date determined pursuant thereto, shall record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, shall execute and deliver to the Agent (in exchange for the Note of the assigning Lender) a new Note to the order of such Assignee in an amount equal to the Commitment, assumed by such Assignee pursuant to such Commitment Transfer Supplement and, if the assigning Lender has retained a Commitment, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby.

          (f) The Borrower authorizes the Lenders to disclose to any Participant or Assignee (each, a 'Transferee') and any prospective Transferee, any and all financial information in the Lenders' possession concerning the Borrower and its respective Affiliates which has been delivered to the Agent or the Lenders by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to the Agent or the Lenders by or on behalf of the Borrower in connection with the Lender's credit evaluation of the Borrower and its respective Affiliates prior to becoming a party to this Agreement; provided that each such Transferee and prospective Transferee agrees in writing to be bound by the provisions of Section 9.8.

          (g) Nothing herein shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with applicable law.

          9.7 Adjustments; Setoff. (a) If any Lender (a 'Benefitted Lender') shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 7.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

          (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, (without prior notice to the Borrower any such notice being expressly waived by the Borrower to the extent permitted by applicable law), upon any amount becoming due and payable by the Borrower hereunder or under the Notes (whether at the stated maturity, by acceleration or otherwise) to setoff and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

          9.8 Confidentiality. Each Lender agrees to exercise all reasonable efforts (consistent with its customary methods for keeping information confidential) to keep any information delivered or made available by the Borrower confidential from anyone other than persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided that nothing herein shall prevent any Lender from disclosing such information
(a) to any Affiliate of such Lender or to any other Lender, (b) upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority having jurisdiction over such Lender, (d) that has been publicly disclosed, (e) in connection with any litigation relating to the Loans, this Agreement or any transaction contemplated hereby to which any Lender or the Agent may be a party, (f) to the extent reasonably required in connection with the exercise of any remedy hereunder, (g) to such Lender's legal counsel and independent auditors, and (h) to any actual or proposed participant or assignee of all or any part of its Loans hereunder, if such other Person, prior to such disclosure, agrees, in writing, for the benefit of the Borrower to comply with the provisions of this
Section 9.8.

          9.9  Effectiveness.   This Agreement shall become
effective on the date when counterparts hereof executed on behalf of the Borrower, the Agent and each Lender shall have been received by the Agent and notice thereof shall have been given by the Agent to the Borrower.

          9.10 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with each of the Borrower and the Agent.

          9.11 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          9.12 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Agent or any Lender relative to subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.

          9.13 GOVERNING LAW. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF OTHER THAN
SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW
YORK.

          9.14 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be, at its address set forth in Section 8.2 or at such other address of which the Agent shall have been notified pursuant thereto;

          (d) agrees that nothing contained herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

          9.15 Acknowledgments. The Borrower hereby acknowledges that:

          (a) Neither the Agent nor any Lender has any fiduciary relationship with or duty to or the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agent and the Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

          (b)  no joint venture is created hereby or by the other
Loan Documents or otherwise exists by virtue of the transactions contemplated hereby between the Agent, the Lenders and the Borrower.

          9.16 Waivers of Jury Trial. THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.


                              BORROWER:

                              NORTHWESTERN CORPORATION

                              By:________________________________
                                    Name:
                                    Title:


                              By:________________________________
                                    Name:
                                    Title:


                              AGENT:

                              CANADIAN IMPERIAL BANK OF COMMERCE


                              By:________________________________
                                    Name:
                                    Title:


                              LENDERS:

                              CIBC INC.


                              By:________________________________
                                    Name:
                                    Title:







                              BANCO SANTANDER CENTRAL HISPANO, S.A.


                              By:________________________________
                                    Name:
                                    Title:

                              BARCLAYS BANK PLC


                              By:________________________________
                                    Name:
                                    Title:


                              COBANK, ACB


                              By:________________________________
                                    Name:
                                    Title:


                              FIFTH THIRD BANK


                              By:________________________________
                                    Name:
                                    Title:



                              UNION PLANTERS BANK


                              By:________________________________
                                    Name:
                                    Title: